EXHIBIT 10.2.1
INCENTIVE STOCK OPTION AGREEMENT
UNDER THE
ARGON ST, INC.
2002 STOCK INCENTIVE PLAN
     THIS AGREEMENT is entered into effective as of                     by and between ARGON ST, INC. (“Corporation”) and                     (“Optionee”), pursuant to the Corporation’s 2002 Stock Incentive Plan (the “Plan”). The Corporation hereby grants to the Optionee an Incentive Stock Option under Section 422 of the Internal Revenue Code of 1986, as amended, to purchase a total of                     shares of Common Stock, subject to the terms and conditions contained in the Plan and as hereinafter provided (the “Option”). Capitalized terms not defined in this Agreement shall have the meanings respectively ascribed to them in the Plan.
     1. Option Price. The Option shall be exercisable at a price of $___per share.
     2. Option Exercise. (a) The Option shall become exercisable in installments as follows:
To the extent not exercised, installments shall accumulate and the Optionee may exercise them thereafter in whole or in part. In the event of a Change in Control, the Option immediately shall become exercisable in full. Any provision of this Agreement to the contrary notwithstanding, the Option shall expire on, and no longer be exercisable after, the date which is the tenth (10th) anniversary of the date of this Agreement (the “Expiration Date”).
     (b) The Option shall be exercisable by delivery to the President of the Corporation of a written and duly executed notice in the form attached hereto.
     (c) Payment of the full purchase price of any shares with respect to which the option is being exercised shall accompany the notice of exercise of the Option. Payment shall be made in any of the following ways — (a) in cash, (b) by certified check, bank draft or money order, or (c) by delivery to the Corporation of a properly executed exercise notice, acceptable to the corporation, together with irrevocable instructions to the Optionee’s broker to deliver to the Corporation sufficient cash to pay the exercise price and any applicable income and employment withholding taxes (the “cashless exercise procedure”).
     3. Termination.
     (a) Termination Before Option Becomes Exercisable. If Optionee’s employment is terminated for any reason prior to the date that the Option or a portion thereof first becomes exercisable, such Option or portion thereof shall terminate and all rights thereunder shall cease.
     (b) Terminating After Option Becomes Exercisable. To the extent an Option is exercisable and unexercised on the date the Optionee’s employment is terminated
     (i) for any reason other than death, Disability or Retirement, the Option shall terminate on the earlier of (A) the Expiration Date of the Option, and (B) ninety (90) days after Participant’s termination.
     (ii) because the Optionee has died or become subject to a Disability, the Option shall terminate on the first anniversary of the date of the Optionee’s termination; or
     (iii) due to Retirement, the Option shall terminate on the earlier of (A) the Expiration Date and (B) the second anniversary of the Optionee’s termination
During the period from the Optionee’s termination until the termination of the Option, the Optionee, or the person or persons to whom the Option shall have been transferred by will or by the laws of descent and distribution, may exercise the Option only to the extent that such Option was exercisable on the date of the Optionee’s termination.

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     4. Optionee’s Agreement. The Optionee agrees to all the terms stated in this Agreement, as well as to the terms of the Plan, a copy of which is attached hereto and of which the Optionee acknowledges receipt.
     5. Rights as Shareholder. The Optionee shall have no rights as a shareholder of the Corporation with respect to any of the shares covered by the Option until the issuance of a stock certificate or certificates upon the exercise of the Option, and then only with respect to the shares represented by such certificate or certificates. No adjustment shall be made for dividends or other rights with respect to such shares for which the record date is prior to the date such certificate or certificates are issued.
     6. Assignability. No Incentive Stock Option shall be transferable or assignable by the Recipient other than by will or the laws of descent and distribution and during the lifetime of the Recipient shall be exercisable or payable only by him or her.
     7. Compliance with Securities, Tax and Other Laws. The Option may not be exercised if the issuance of shares upon such exercise would constitute a violation of any applicable Federal or state securities law or any other law or valid regulation. As a condition to exercise of the Option, the Corporation may require the Optionee, or any person acquiring the right to exercise the Option, to make any representation or warranty that the Corporation deems to be necessary under any applicable securities, tax, or other law or regulation.
     8. Dilution or Other Adjustments. In the event of any changes in the capital structure of the Company, including but not limited to a change resulting from a stock dividend or split-up, or combination or reclassification of shares, the Board of Directors shall make such equitable adjustments with respect to Incentive Stock Options or any other provisions of the Plan as it deems necessary and appropriate, including, if necessary, any adjustment in the maximum number of shares of Common Stock subject to the Plan or the number of shares of Common Stock subject to an outstanding Award Incentive Stock Option. In the absence of any of the foregoing transactions, in no event shall Stock Options be re-priced to a lower price without approval of the stockholders of the Company and in no event shall Stock Options be cancelled and reissued at a lower price if the re-issuance occurs within six (6) months of cancellation.
     9. No Right to Remain in Office. The granting of the Option does not confer upon the Optionee any right to be retained as an Employee.
     10. Amendment and Termination of Option. Except as otherwise provided in this Agreement, the Corporation may not, without the consent of the Optionee, alter or impair any Option granted under the Plan. The Option shall be considered terminated in whole or in part, to the extent that, in accordance with the provisions of the Plan, it can no longer be exercised for shares originally subject to the Option.
     11. Notices. Every notice relating to this Agreement shall be in writing and if given by mail shall be given by registered or certified mail with return receipt requested. All notices to the Corporation or the Committee shall be sent or delivered to the President of the Corporation at the Corporation’s headquarters. All notices by the Corporation to the Optionee shall be delivered to the Optionee personally or addressed to the Optionee at the Optionee’s last residence address as then contained in the records of the Corporation or such other address as the Optionee may designate. Either party by notice to the other may designate a different address to which notices shall be addressed. Any notice given by the Corporation to the Optionee at the Optionee’s last designated address shall be effective to bind any other person who shall acquire rights hereunder.

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     IN WITNESS WHEREOF, the Corporation, by its duly authorized officer, and the Optionee have executed this Agreement effective as of their date and year first above written.

ARGON ST, INC.

By

Victor Sellier, Vice President/CFO

OPTIONEE:

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